   As filed with the Securities and Exchange Commission on October 15, 1997
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                       LEVEL ONE COMMUNICATIONS, INCORPORATED
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             ______________________

      California                                              33-0128224
-------------------------------                            -----------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

                                9750 Goethe Road
                          Sacramento, California 95827
                                 (916) 855-5000
    -----------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ______________________


                            ROBERT S. PEPPER, PH.D.
                     Level One Communications, Incorporated
                            Chief Executive Officer
                                9750 Goethe Road
                          Sacramento, California 95827
                                 (916) 855-5000
  ----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ______________________

                                   Copies to:

   GILLES S. ATTIA, ESQ.                   BRUCE F. DRAVIS , ESQ.
   Graham & James LLP                      General Counsel
   400 Capitol Mall, Suite 2400            Level One Communications,Incorporated
   Sacramento, California  95814           9750 Goethe Road
   (916) 558-6700                          Sacramento, California  95827
                                           (916) 855-5000

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
_______________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of each            Amount to be            Proposed              Proposed Maximum     Amount of
class of securities      Registered              Maximum Offering      Aggregate            Registration
to be Registered                                 Price Per Security    Offering Price(1)    Fee
-------------------------------------------------------------------------------------------------------------
4% Convertible
Subordinated Notes
  due 2004               $115,000,000              100%                  $115,000,000          $34,848
-------------------------------------------------------------------------------------------------------------
Common Stock(1)
  no par value           2,875,000/(2)/             --                             --               --
-------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.
(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 4% Convertible Subordinated Notes due 2004 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the aforesaid notes. Pursuant to Rule 457(i), no registration fee is required.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS    SUBJECT TO COMPLETION DATED OCTOBER __, 1997
----------

                                     [LOGO]

                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     This Prospectus relates to 4% Convertible Subordinated Notes due 2004 (the "Notes") of Level One Communications, Incorporated ("Level One") which were originally sold by the Company in August and September 1997 under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of the Company's common stock, no par value ("Common Stock"), issuable upon conversion of the Notes. The Notes registered hereby were issued and sold (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Robertson, Stephens & Company, Alex. Brown & Sons Incorporated and Montgomery Securities, as the initial purchasers (the "Initial Purchasers") of the Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act). The Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of August 15, 1997 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

     The Notes are convertible into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $40 per share (equivalent to a conversion rate of 25 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. On October 10, 1997, the closing price of the Common Stock, which is listed on the Nasdaq National Market under the symbol "LEVL," was $43.75 per share.

     Interest on the Notes is payable on March 1 and September 1 of each year, commencing on March 1, 1998. Principal and interest payments will be made without any deduction for United States withholding taxes, except to the extent described herein. The Notes are not redeemable by the Company prior to September 7, 2000. At any time on or after that date, the Notes may be redeemed at the option of the Company on at least 20 days notice, in whole or in part at any time, initially at 102.286% of the principal amount thereof, and thereafter at prices declining to 100% at maturity, together with accrued and unpaid interest. See "Description of Notes -- Optional Redemption." The Notes are not entitled to any sinking fund. The Notes will mature on September 1, 2004. The Notes issued and sold in the Original Offering in reliance on Rule 144A have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. Notes sold pursuant to the Registration Statement of which this Prospectus forms a part will not remain eligible for trading on the PORTAL System.

     In the event that a Repurchase Event (as defined) occurs, each holder of a Note may require the Company to repurchase all or a portion of such holder's Notes for cash or, at the Company's option, Common Stock (valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 105% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the repurchase date. See "Risk Factors --- Limitations on Repurchase of Notes" and "Description of Notes -- Repurchase at Option of Holders Upon a Repurchase Event."

     The Notes are unsecured obligations, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of Notes -- Subordination."

     The Notes and the Common Stock issuable upon conversion of the Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Securityholders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Notes and the Common Stock issuable upon conversion of the Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (the "Prospectus Supplement").

     The Selling Holders will receive all of the net proceeds from the sale of the Notes and the Common Stock issuable upon conversion of the Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Notes and the Common Stock issuable upon conversion of the Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Notes and the Common Stock issuable upon conversion of the Notes.

     The Selling Holders and any broker/dealers, agents or underwriters which participate in the distribution of the Notes and the Common Stock issuable upon conversion of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Notes and Common Stock issuable upon conversion of the Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY. SEE "RISK FACTORS" ON PAGE 9.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ________________________

                THE DATE OF THIS PROSPECTUS IS OCTOBER 15, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and information statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http:\\www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and information statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996;

     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1997 and June 29, 1997;

     3.   The Company's Current Report on Form 8-K dated August 14, 1997; and

     4. The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, dated July 8, 1993.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made orally or in writing to the attention of Level One Communications, Incorporated, Attn:
Investor Relations, 9750 Goethe Road, Sacramento, California 95827, Telephone:
(916) 855-5000.

                               PROSPECTUS SUMMARY

     The following information does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information in this Prospectus and in the documents, financial statements and other information incorporated by reference herein. The securities offered hereby involve a high degree of risk. See "Risk Factors." This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this Prospectus under the heading "Risk Factors" and elsewhere in this Prospectus. Unless the context suggest otherwise, references in this Prospectus to the "Company" or "Level One" mean Level One Communications, Incorporated and its subsidiaries. The Company will not undertake to update any forward-looking statement that may be made from time to time, by or on behalf of, the Company.

     All share and per share numbers in this Prospectus reflect the effect of a 3-for-2 stock split to shareholders of record on August 5, 1997 effected on August 26, 1997.


                                  THE COMPANY

     Level One designs, develops and markets mixed-signal application specific standard integrated circuit products ("ASSPs") for high-speed digital signal transmission and networking connectivity to systems that transport information, within an office or around the world. Such systems connect to local area networks ("LANs"), wide area networks ("WANs") and public telephone transmission networks. LANs, WANs, and telephone transmission networks make possible such activities as the use of intra-enterprise networking ("intranets") and the use of the Internet and World Wide Web.

     Level One ASSPs transmit, regenerate and receive digitized voice, data, and video signals using a wide variety of protocols. Because these products both transmit and receive signals, they are called "transceivers". All networks, LAN, WAN, and transmission, require transceivers. Level One combines its strengths in analog and digital circuit design with its communications systems expertise to produce mixed-signal solutions with increased functionality and greater reliability, resulting in lower total system cost.

     As the volume of transmitted digital information continues to grow, communications original equipment manufacturers ("OEMs") that supply products and systems to the transmission and networking markets face a fundamental challenge of providing greater data throughput on a cost-effective basis. Level One addresses the needs of leading communications OEMs by providing high performance mixed-signal ASSPs that optimize the allocation of analog and digital signal processing functions. The Company's proprietary simulation software and sophisticated design and testing methodology accelerate the product design cycle to improve time to market.

     A key challenge for Level One's OEM customers and their end users is the creation of access technologies that maximize the use of the large installed base of twisted-pair copper telephone lines to transport information. With more than 1.3 billion miles in place in the United States, copper telephone wire is expected to remain the primary medium for local connectivity to the "electronic superhighway" transport media that handle long-distance data transmissions. Such long-distance transport media include copper telephone lines, coaxial cable, fiber optic cable, wireless and satellite transmission. Copper telephone wire, which was originally designed to transmit relatively slow analog voice signals, requires special signal conditioning circuits to enable transmission of high-speed digital signals.

     Level One develops and sells advanced ASSPs and custom derivatives that provide silicon connectivity solutions and achieve improved integration of functions. The Company's current products address the needs of two primary segments of the communications connectivity market: the networking market and the transmission market.

     Level One's networking products address the rapid evolution and the growing convergence of the LAN and WAN networking connectivity markets. For these markets, Level One produces Fast Ethernet transceivers, Ethernet transceivers, single chip quad Ethernet repeaters, managed Ethernet repeaters, and integrated transceiver solutions for Frame Relay, Switched 56/DDS and T1/E1 access products.

     Level One's transmission products service the growing demand for high-speed digital signal transmission utilizing the industry-wide specifications referred to as "T1" in North America, and "E1" in Europe, Asia and much of the rest of the world. T1 systems transmit 1.544 million bits per second and E1 systems transmit 2.048 million bits per second. Level One's products also address the transmission service known as "Fractional T1," in which users can access multiple 64kbs sub-channel rates of T1, and High-bit-rate Digital Subscriber Line ("HDSL") service, which enables high speed transmission up to 12,000 feet without repeaters.

     The Company's proprietary technology includes systems simulation and testing software and an extensive circuit cell library. Level One believes that a key competitive factor in its success is its ability to use this technology, in conjunction with industry standard design tools, to rapidly design and introduce new products. The Company continuously reviews new opportunities in emerging technologies such as Digital Subscriber Line ("DSL"), Switched Ethernet, Fast and Gigabit Ethernet, infrared, ATM, wireless, frame relay and cable transmission.

     During the first half of 1997, the Company announced products and developments for the DSL and Ethernet markets. During the first quarter of 1997, the Company introduced its Multi-rate Digital Subscriber Line ("MDSL") chipset, which enables the design of digital modems for Internet access, delivering 10 times the data rate of analog modems at lower component cost. During the second quarter of 1997, the Company announced a strategic alliance between Level One, Pairgain Technologies and ADC Telecommunications to develop the next generation of HDSL ("HDSL2") standards and technology. HDSL2 will allow data to be transmitted over a single pair of copper wire versus the two pairs of copper wire currently required for HDSL. During the second quarter, the Company released its LXT970 10/100 Fast Ethernet transceiver, which has generated significant market acceptance. The Company sampled follow-on Fast Ethernet products during the third quarter of 1997, with production expected in late 1997 or the first quarter of 1998. The Company also has been a significant contributor to the development of a final specification for Gigabit Ethernet.

     Level One's customer base includes many of the leading OEMs in both the telecommunications and networking markets. The Company's sales and marketing strategy is to achieve design wins by developing products with superior mixed-signal processing functions that are designed into equipment offered by industry leaders. To implement its strategy, Level One has a direct sales force and a worldwide network of independent distributors and sales representatives.

     The Company was incorporated in California in November 1985. The Company's executive offices are located at 9750 Goethe Road, Sacramento, California 95827 and its telephone number is (916) 855-5000.

                                  THE OFFERING

Securities Offered..................     $115,000,000 principal amount of 4% Convertible Subordinated Notes due 2004 (the "Notes").

Interest Payment Dates..............     March 1 and September 1, beginning March 1, 1998.

Maturity............................     September 1, 2004

Conversion..........................     Convertible into Common Stock, no par value, of the Company (the "Common Stock") at any time through the close of business on the final maturity date of the Notes, unless previously redeemed or repurchased, at a conversion price of $40 per share, subject to adjustment in certain events. See "Description of Notes -- Conversion."

Optional Redemption.................     The Notes are not redeemable at the option of the Company prior to September 7, 2000.
                                         Thereafter, the Notes will be redeemable on at least 20 days' notice at the option of the
                                         Company, in whole or in part at any time, initially at 102.286% of the principal amount thereof, and thereafter at prices declining to 100% at maturity, together with accrued and unpaid interest. See "Description of Notes-- Optional Redemption by the Company."

Repurchase at Option of
 Holders Upon a Repurchase Event....     In the event that a Repurchase Event (as defined) occurs, each holder of a Note may require the Company to repurchase all or a portion of such holder's Notes for cash or, at the
                                         Company's option, Common Stock (valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date) at a repurchase price of 105% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to the repurchase date. See "Risk Factors --
                                         Limitations on Repurchase of Notes" and "Description of Notes -- Repurchase at Option of
                                         Holders Upon a Repurchase Event."

Ranking.............................     Subordinate to all existing and future Senior Indebtedness (as defined) of the Company. As of June 29, 1997, the Company had approximately $4.3 million of indebtedness outstanding
                                         (excluding accrued interest thereon) that would have constituted Senior Indebtedness. The
                                         Indenture governing the terms of the Notes (the "Indenture") contains no limitations on the incurrence of additional Senior Indebtedness or other indebtedness by the Company. See
                                         "Description of Notes -- Subordination."

Registration Rights.................     The Company agreed to file with the Commission the registration statement of which this
                                         Prospectus is a part with respect to the resale of the Notes and the Common Stock issuable upon conversion of the Notes and to keep such registration statement effective until
                                         September 25, 1999 or such shorter period ending when there ceases to be any securities requiring registration outstanding. The Company will be required to pay liquidated damages to the holders of the Notes or the Common Stock issuable upon conversion of the Notes, as the case may be, under certain circumstances if the Company is not in compliance with its registration obligations. See "Description of Notes -- Registration Rights."

Listing.............................     The Notes are currently eligible for trading on the PORTAL Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. The Company's
                                         Common Stock is traded on the NASDAQ National Market under the symbol "LEVL".

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Potential investors should consider carefully the following factors, as well as the more detailed information contained elsewhere in this Prospectus, before making a decision to invest in the Notes offered hereby.

     Manufacturing Risks

     The Company does not manufacture the wafers used for its products. The Company's wafers are manufactured by foundries located in the United States, Europe and Asia. The Company depends upon these suppliers to produce wafers at acceptable yields and to deliver them in a timely manner at competitive prices. The Company may sustain an adverse impact on operating results from problems with the cost, timeliness, yield and quality of wafer deliveries from suppliers. From time to time, the available industry-wide foundry capacity can fluctuate significantly. During periods of constrained supply, the Company may experience difficulty in securing an adequate supply of wafers, and/or its suppliers may increase wafer prices. The Company's operating results depend in substantial part on its ability to maintain or increase the capacity available from its existing or new foundries. In prior years, the Company has experienced increased costs and delays in customer shipments as a result of a foundry reducing shipments to the Company without prior notice, requiring the Company to transfer products to a new foundry. Although the Company believes that it has planned to meet customer demand, there can be no assurances that unforeseen demand, current supplier interruptions or other changes will not have a material impact on the Company's business.

     Manufacturing process technologies are subject to rapid change. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes, and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. The Company's business, financial condition and results of operations could be materially adversely affected if any such transition is substantially delayed or inefficiently implemented.

     The Company is also dependent upon third-party assembly companies that package the semiconductor die. The Company depends upon these suppliers to produce products in a timely manner and at competitive prices. The Company may sustain an adverse financial impact from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

     Factors Affecting Annual and Quarterly Operating Results

     The semiconductor industry is characterized by rapid technological change, intense competitive pressure and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, semiconductor industry environment, changes in average selling prices, the timing of new product introductions (by the Company and its customers), use of new technologies, the ability to safeguard patents and intellectual property, and rapid change of demand for products. The level of net revenues in any specific quarter can also be affected by the level of orders placed during that quarter. The Company attempts to respond to changes in market conditions as soon as possible; however, the rapidity of their onset may make prediction of and reaction to such events difficult. Due to the foregoing and other factors, past results, such as those described in this Prospectus, may not be predictive of future performance.

     Dependence on New Products

     The Company's future success depends on its ability to timely develop and introduce new products which compete effectively. Because of the complexity of its products, the Company may experience delays in completing development and introduction of new products, and, as a result, not achieve the market share anticipated for such products. The Company's strategy is to develop products for the fastest growing segments of the communications market. The Company conducts its own analysis of market trends and reviews forecasts and information provided by industry analysts. Market conditions may change rapidly as technology, economic, or user-preference conditions cause different communications technologies to experience growth other than that forecast by the Company or others. There can be no assurance that the Company will successfully identify new product opportunities and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. In addition, the average selling price for any particular product tends to decrease over the product's life. To offset such price decreases, the Company relies primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products which incorporate advanced features and other price/performance factors such that higher average selling prices and higher margins are achievable relative to existing product lines. To the extent that cost reductions and new product introductions with higher margins do not occur in a timely manner, or the Company's products do not achieve market acceptance, the Company's operating results could be adversely affected.

     Management of Growth; Dependence on Key Personnel

     The Company is currently experiencing a period of significant growth which has placed, and could continue to place, a significant strain on the Company's personnel and other resources. The Company's ability to manage its growth effectively will require continued expansion and refinement of the Company's operational, financial and management and control systems as well as a significant increase in the Company's development, testing, quality control, marketing, logistics and service capabilities, any of which could place a significant strain on the Company's resources. The Company's success also depends to a significant extent upon the continued services of its key personnel and its ability to attract and retain key technical, sales and management personnel in the future. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain key technical, sales and management personnel in the future. If the Company's management is unable to manage growth effectively, maintain the quality and marketability of the Company's products and retain, hire and integrate key personnel, the Company's business, financial condition and results of operations could be materially adversely affected.

     Intellectual Property

     The Company relies upon patent, trademark, trade secret and copyright law to protect its intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted or will not be invalidated, circumvented or challenged. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources for the Company. Any infringement claim or other litigation against or by the Company could have a material effect on the Company's financial condition and results of operations. In November 1995 the Company commenced infringement litigation against a competitor.

     Semiconductor Industry

     The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

     In addition, the securities of many high technology companies have historically been subject to extreme price and volume fluctuations, factors which may affect the market price of the Company's Common Stock. As is common in the semiconductor industry, the Company frequently ships more product in the third month of a quarter than in the other months. If a disruption in the Company's production or shipping occurs near the end of a quarter, the Company's revenues for that quarter could be adversely affected.

     The Company must order wafers and build inventory in advance of product shipments. There is risk that the Company could produce excess or insufficient inventories of particular products because the Company's markets are volatile and subject to rapid technology and price changes. This inventory risk is heightened because certain of the Company's customers place orders with long lead times which may be subject to cancellation or rescheduling by that customer. To the extent the Company produces excess or insufficient inventories of particular products, the Company's revenues and earnings could be adversely affected.

     Increased demand for semiconductor products may result in a reduction in the availability of wafers from foundries. Such capacity limitations may adversely affect the Company's ability to deliver products on a timely basis and affect the Company's margins. Additionally, the Company believes that during periods of strong demand and/or restricted semiconductor capacity, customers will over-order to assure an adequate supply. Certain of the Company's customers may cancel or postpone orders without notice if product becomes available elsewhere.

     Shortages of components from other suppliers could cause the Company's customers to cancel or delay programs incorporating the Company's products, resulting in the cancellation or delay of orders for the Company's products.

     Intense Competition

     The semiconductor industry is intensely competitive. The Company's competition consists of semiconductor companies and semiconductor divisions of vertically integrated companies. In the transmission market, the Company's principal competitors are Brooktree Corporation (a subsidiary of Rockwell International, Inc.), Crystal Semiconductor, Inc. (a subsidiary of Cirrus Logic, Inc.) ("Crystal"), Dallas Semiconductor, Inc., Lucent Technologies Inc. ("Lucent"), PMC-Sierra Inc. and Siemens A.G. In the networking market, the Company's principal competitors are Advanced Micro Devices, Inc., Crystal, Integrated Circuit Systems, Inc., Lucent, Micro Linear Corp., National Semiconductor Corporation, Quality Semiconductor, Inc., Seeq Technologies, Inc. and Texas Instruments, Incorporated. Many of these competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial and other resources than the Company with which to pursue engineering, manufacturing, marketing and distribution of products.

     The ability of the Company to compete successfully in the rapidly evolving area of high performance integrated circuit technology depends on factors both within and outside of the Company's control. Such factors include, without limitation, success in designing and manufacturing new products, implementing new technologies, intellectual property programs, product quality, reliability, price, efficiency of production, and general economic conditions. There is no assurance that the Company will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

     International Operations

     Due to its reliance on international sales and foreign third-party manufacturing and assembly operations, the Company is subject to the risks of conducting business outside of the United States including government regulatory risks, political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition or operating results.

     Increased Leverage

     In connection with the sale of the Notes, the Company has incurred approximately $115.0 million in additional indebtedness which increases the ratio of its long-term debt to its total capitalization from 3.0%, at June 29, 1997, to 53.7%, on a pro forma basis. As a result of this increased leverage, the Company's principal interest obligations will increase substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

     Subordination

     The Notes are unsecured obligations of the Company and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. As a result of such subordination, in the event of any insolvency, liquidation or reorganization of the Company, payment default on Senior Indebtedness and certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company, and the incurrence of additional indebtedness and other liabilities by the Company could adversely affect the Company's ability to pay its obligations on the Notes. As of June 29, 1997, the Company had approximately $4.3 million of outstanding indebtedness which would have constituted Senior Indebtedness. The Company anticipates that from time to time it and its subsidiaries will incur additional indebtedness, including Senior Indebtedness. See "Description of Notes -- Subordination."

     Limitations on Repurchase of Notes

     If a Repurchase Event (as defined) were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing to pay the repurchase price in cash for all Notes tendered by holders thereof. The Company's ability to repurchase Notes with cash may also be limited or prohibited by the terms of its then-existing borrowing arrangements. Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Notes using shares of Common Stock, any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions on or prohibitions of the repurchase of the Notes by the Company that apply even if the purchase price is paid with shares of capital stock. In the event a Repurchase Event occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase the Notes would constitute an Event of Default under the Indenture whether or not payment of the repurchase price is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Repurchase Event in and of itself may constitute an event of default under Senior Indebtedness of the Company. As a result, in either case, payment of the repurchase price of the Notes with cash would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "Description of Notes -- Subordination" and " -- Subordination."

     No Notes may be repurchased at the option of holders upon a Repurchase Event if there has occurred and is continuing an Event of Default described under "Description of Notes -- Events of Default and Remedies" below (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date).

     Absence of Public Market for the Notes and Restrictions on Resale

     Prior to the Original Offering, there was no trading market for the Notes. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, the Notes are currently eligible for trading in the PORTAL Market, but Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. Finally any market making activity taken by the Initial Purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. The failure of an active market for the Notes to develop or to be sustained could have a material adverse effect on the trading price of such Notes.

     Volatility of Notes and Stock Price

     Economic and other external factors, many of which are beyond the control of the Company, may have a significant impact on the Company's business and on the market price of the Notes and the Common Stock into which the Notes are convertible. Such factors include, without limitation, fluctuations in product revenue and net income of the Company or its competitors, shortfalls in the Company's operating results from levels forecast by securities analysts, announcements concerning the Company, its competitors or customers, announcements of technological innovations by the Company, its competitors or its customers, the introduction of new products or changes in product pricing policies by the Company, its competitors or its customers, market conditions in the industry and the general state of the securities market. In addition, the stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results. These fluctuations, as well as general economic, political and market conditions such as recession or international instability, may adversely affect the market price of the Notes and the Common Stock.

                                USE OF PROCEEDS

     The Company will receive no proceeds from the sale of Securities hereunder by the Selling Holders.

                              DESCRIPTION OF NOTES

  The Notes were issued under an indenture dated as of August 15, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those stated in the Registration Rights Agreement. The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. Copies of the Indenture, form of Note and Registration Rights Agreement are available from the Company upon request. As used in this Description of Notes, the "Company" refers only to Level One Communications, Incorporated and does not, unless the context otherwise indicates, include any of its subsidiaries.

GENERAL

  The Notes represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under " -- Subordination," and convertible into Common Stock as described under " -- Conversion." The Notes are limited to $115,000,000 aggregate principal amount, were issued in fully registered form only in denominations of $1,000 or any multiple thereof and will mature on September 1, 2004 unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon a Repurchase Event (as defined).

  The Notes bear interest from August 27, 1997 at the rate of 4% per annum payable semi-annually on March 1 and September 1, commencing on March 1, 1998, to holders of record at the close of business on the preceding February 15 and August 15, respectively (subject to certain exceptions in the case of conversion, redemption or repurchase of such Notes prior to the applicable interest payment date). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal and premium, if any, will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of the Trustee. In addition, interest may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Notes with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such holder.

  The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the limited extent described under " -- Repurchase at Option of Holders Upon a Repurchase Event" below.

  No service charge will be made for any registration or transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company is not required to exchange or register the transfer of (i) any Note for a period of 15 days next preceding any selection of Notes to be redeemed,
(ii) any Note or portion thereof selected for redemption, (iii) any Note or portion thereof surrendered for conversion, or (iv) any Note or portion thereof surrendered for repurchase (and not withdrawn) in connection with a Repurchase Event.

  The Notes are currently eligible for trading in the Portal Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the Portal Market.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL CERTIFICATES

  Upon the initial transfer pursuant to the Registration Statement of which this Prospectus forms a part, the Notes may be represented by one or more fully registered global notes (the "Global Note") as well as Notes in definitive form registered in the name of individual purchasers or their nominees. Each such Global Note will be deposited upon issuance with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participant organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. Pursuant to procedures established by DTC, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to that extent. Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

  None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants. Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has nor will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes or for any other matter relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participant, and the beneficial owners and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules.

  The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction.

  Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not obtained, the Company will issue definitive certificated Notes in exchange for a Global Note. Such definitive certificated Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Notes in definitive certificated form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CONVERSION

  The holders of Notes are entitled at any time through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price of $40.00 per share, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes, other than Notes called for redemption pursuant to a redemption notice mailed to the holders by the Company in accordance with the Indenture, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note for which a holder has delivered a Repurchase Event purchase notice exercising the option of such holder to require the Company to repurchase such Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to the Company prior to the close of business on the business day immediately preceding the date fixed for repurchase.

  The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issuance or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issuance or delivery of the Common Stock in a name other than that of the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid. In the case of the conversion of any Note within two years after the original issuance of the Note, the Common Stock issuable upon such conversion will not be issued or delivered in a name other than that of the holder of such Note unless the applicable restrictions on transfer have been satisfied. See "Transfer Restrictions."

  The initial conversion price of $40 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) certain subdivisions and combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; (vi) the purchase of Common Stock pursuant to a tender offer made by the

Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as the closing of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and only if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in any transaction described below in " -- Consolidation, Merger or Assumption."

  The Indenture provides that if the Company implements a stockholders' rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

  In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or resulting from a subdivision or combination) or
(ii) a consolidation, merger, or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares).

  In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

  The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

  No adjustment in the conversion price will be required unless such adjustment would require a change of at least l% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

  The Notes are not redeemable at the option of the Company prior to September 7, 2000. At any time on or after that date, the Notes may be redeemed at the Company's option on at least 20 but not more than 60 days' notice, as a whole, or from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

  If redeemed during the 12-month period beginning September 1 (September 7, 2000 through August 31, 2001 in the case of the first such period):


                                      REDEMPTION
   YEAR                                  PRICE
   ----                               -----------
  2000............................      102.286%
  2001............................      101.714
  2002............................      101.143
  2003............................      100.571

and 100% at September 1, 2004.

  If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis or by a method the Trustee considers fair and appropriate (as long as such method is not prohibited by the rules of any United States national securities exchange or of an established automated over-the-counter trading market in the United States on which the Notes are then listed). If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

  No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A REPURCHASE EVENT

  The Indenture provides that if a Repurchase Event (as defined) occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "repurchase date") that is 40 calendar days after the date of the Company Notice (as defined below), for cash at a price equal to 105% of the principal amount of the Notes, together with accrued interest, if any, to the repurchase date (the "repurchase price"), provided, however, that if a repurchase date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

  The Company may, at its option, in lieu of paying the repurchase price in cash, pay the repurchase price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date.

Payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture.

  Within 15 calendar days after the occurrence of a Repurchase Event, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Repurchase Event and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the city of New York. To exercise the repurchase right, a holder of such Notes must deliver, on or before the 35th day after the Company Notice, written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer.

  "Repurchase Event" means a Change in Control (as defined) or a Termination of Trading (as defined).

  "Change in Control" will be deemed to have occurred when (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"); (ii) approval by stockholders of the Company of any plan or proposal for the liquidation, dissolution or winding up of the Company; (iii) the Company (A) consolidates with or merges into any other corporation or any other corporation merges into the Company, and in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged into or for other assets or securities as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction or
(B) conveys, transfers or leases all or substantially all of its assets to any person; or (iv) any time Continuing Directors (as defined) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change in Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the ten trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect on such day or (y) in the case of a merger or consolidation otherwise constituting a Change in Control, all of the consideration (excluding cash payments for fractional shares) in such merger or consolidation constituting the Change in Control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Change in Control) and as a result of such transaction or transactions such Notes become convertible solely into such common stock.

  "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on August 27, 1997 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition has been approved by at least a majority of the directors who were continuing directors at the time such committee was formed. (Under this definition, if the current Board of Directors of the Company were to approve a new director or directors and then resign, no Change in Control would occur even though the current Board of Directors would thereafter cease to be in office.)

  The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change in Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

  A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

  If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all Notes tendered by holders thereof. The Company's ability to repurchase Notes with cash may also be limited or prohibited by the terms of its then-existing borrowing arrangements. Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Notes using shares of Common Stock, any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions on or prohibitions of the repurchase of the Notes by the Company that apply even if the purchase price is paid with shares of capital stock. In the event a Repurchase Event occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase the Notes would constitute an Event of Default under the Indenture whether or not payment of the repurchase price is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Repurchase Event may, in turn, cause a default under Senior Indebtedness of the Company. As a result, in either case, payment of the repurchase price of the Notes with cash would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See " -- Subordination" below and "Risk Factors -- Subordination."

  No Notes may be redeemed at the option of holders upon a Repurchase Event if there has occurred and is continuing an Event of Default described under " -- Events of Default and Remedies" below (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date).

  The foregoing provisions would not necessarily afford holders of the Notes protection in the event of a highly leveraged transaction, a change in control of the Company or other transactions involving the Company that may adversely affect holders. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control but that would increase the amount of Senior Indebtedness (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Notes on the creation of additional Senior Indebtedness (or any other indebtedness of the Company or any of its subsidiaries) and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Notes. The Notes are subordinate in right of payment to all existing and future Senior Indebtedness as described under " -- Subordination" below.

  Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change in Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the repurchase right in the event of any such leveraged transaction. The right to require the Company to repurchase Notes as a result of a Repurchase Event could have the effect of delaying, deferring or preventing a Change in Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all of the Notes at the repurchase date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management. The Repurchase Event repurchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Instead, the Repurchase Event repurchase right is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between the Company and the Initial Purchasers.

  Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

SUBORDINATION

  The indebtedness evidenced by the Notes is, to the extent provided in the Indenture, subordinate to the prior payment in full of all Senior Indebtedness (as defined) whether presently outstanding or hereafter incurred or created. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of, or premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all Senior Indebtedness. Moreover, in the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof.

  The Company may also not make any payment upon or in respect of the Notes if
(i) a default in the payment of principal of, premium, if any, interest, or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default related to accelerate its maturity and the Trustee and the Company receive a notice of such default (a "Payment Blockage Notice") from a holder of Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in case of payment default, on the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default with respect to Designated Senior Indebtedness, on the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless (i) 365 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice, and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have become due have been paid in full in cash. No default (whether or not such event of default is on the same issue of Designated Senior Indebtedness) that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The term "Senior Indebtedness" means the principal of, premium, if any, interest on (including any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), and any other payment due pursuant to, any of the following, whether outstanding on the date of the Indenture or thereafter incurred or created: (a) all indebtedness of the Company for money borrowed or evidenced by notes, debentures, bonds or other securities (including, but not limited to, those which are convertible or exchangeable for securities of the Company) and all other obligations of the Company constituting the deferred purchase price of property or assets; (b) all indebtedness of the Company due and owing with respect to letters of credit (including, but not limited to, reimbursement obligations with respect thereto); (c) all indebtedness or other obligations of the Company due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements; (d) all indebtedness consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to the Company; (e) all obligations of the Company under leases required or permitted to be capitalized under generally accepted accounting principles or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property; (f) all indebtedness or obligations of others of the kinds described in any of the preceding clauses (a), (b), (c), (d) or (e) assumed by or guaranteed in any manner by the Company or in effect guaranteed (directly or indirectly) by the Company through an agreement to purchase, contingent or otherwise, and all obligations of the Company under any such guarantee or other arrangements; and (g) all renewals, extensions, refundings, deferrals, amendments or modifications of indebtedness or obligations of the kinds described in any of the preceding clauses (a), (b),
(c), (d), (e) or (f); unless in the case of any particular indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement, the instrument or other document creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement is subordinate to, or is not superior to, or is pari passu with, the Notes; provided that Senior Indebtedness shall not include (i) any indebtedness of any kind of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company, (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business, or (iii) the Notes.

  The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

  Notwithstanding the foregoing, in the event that the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of Senior Indebtedness of the Company, and will be immediately paid over or delivered to the holders of Senior Indebtedness of the Company or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

  As of June 29, 1997, the Company had approximately $4.3 million of indebtedness outstanding (excluding accrued interest) that would have constituted Senior Indebtedness. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee.

  No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on, the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any default or Event of Default or limit the rights of any holder of Notes to pursue any other rights or remedies with respect to the Notes.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings or an assignment for the benefit of the creditors of the Company or a marshaling of assets or liabilities of the Company and its subsidiaries, holders of the Notes may receive ratably less than other creditors.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default is defined in the Indenture as being: (i) a default in payment of the principal of, or premium, if any, on the Notes (whether or not such payment is prohibited by the subordination provisions of the Indenture);
(ii) default for 30 days in payment of any installment of interest on the Notes (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iii) default by the Company for 45 days after notice given in accordance with the Indenture in the observance or performance of any other covenants in the Indenture; (iv) default in the payment of the repurchase price in respect of the Note on the repurchase date therefor (whether or not such payment in cash of the repurchase price is prohibited by the subordination provisions of the Indenture); (v) failure to provide timely notice of a Repurchase Event; (vi) failure of the Company or any Significant Subsidiary (as defined) to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (which term as used in the Indenture means obligations of, or guaranteed or assumed by, the Company or any Significant Subsidiary for borrowed money), in an amount in excess of $5,000,000 and continuance of such failure for 30 days after notice given in accordance with the Indenture; (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $5,000,000 without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after notice given in accordance with the Indenture; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

  The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest to such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

  The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Notes then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal of and accrued interest on the outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any holders of Notes, subject to certain limitations.

  The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the written notice by such holder of an Event of Default and an offer to indemnify to the Trustee, along with the written request by the holders of not less than 25% in principal amount of the outstanding Notes that such a proceeding be instituted, but the holder has an absolute right to institute suit for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder's Notes when due and to convert such Notes.

  The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all Notes waive any past defaults, except
(i) a default in payment of the principal of, or premium, if any, or interest on, any Note when due, (ii) a failure by the Company to convert any Notes into Common Stock or (iii) in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.

  The Company is required to furnish to the Trustee annually within 120 days of the end of the fiscal year a statement of certain officers of the Company stating whether or not to the best of their knowledge the Company is in default in the performance and observation of certain terms of the Indenture and, if they have knowledge that the Company is in default, specifying such default. The Company is also required, upon becoming aware of any default or Event of Default, to deliver to the Trustee a statement specifying such default or Event of Default and the action the Company has taken, is taking or proposes to take with respect thereto.

CONSOLIDATION, MERGER OR ASSUMPTION

  The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets, whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless (i) either (a) in the case of a merger or consolidation that does not involve a transfer of all or substantially all of the Company's assets, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by written agreement all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) certain other conditions are satisfied.

MODIFICATIONS OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time or payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, impair, or change in any respect adverse to the holders of Notes, the obligation of the Company to repurchase any Note upon the happening of a Repurchase Event, impair or adversely affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, or impair, or change in any respect adverse to the holder of the Notes, the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, without the consent of the holders of all of the Notes then outstanding.

REGISTRATION RIGHTS AGREEMENT

  The Company and the Initial Purchasers have entered into the Registration Rights Agreement pursuant to which the Company, at its expense, has filed with the Commission the Registration Statement of which this Prospectus is a part (the "Registration Statement") covering resales of the Registrable Securities by the holders thereof and has agreed to use its best efforts to cause such registration statement to become effective as promptly as is practicable and to keep the registration statement effective until the earlier of such date that is two years after September 25, 1997 or until the Registration Statement is no longer required for transfer of any Registrable Securities. For purposes of the foregoing, "Registrable Securities" means each Note and share of Common Stock issued upon conversion thereof until the date on which such Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement or the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force) or the date on which such Note or share of Common Stock ceases to be outstanding, whichever date is earliest.

  The Registration Rights Agreement provides that (i) the Company file the Registration Statement with the Commission on or prior to 60 days after August 27, 1997 (the "Closing Date") and (ii) the Company will cause the Registration Statement to be declared effective by the Commission as promptly as practicable but in no event later than 120 days after the Closing Date. If (i) the Registration Statement is not filed with the Commission on or prior to 60 days after the Closing Date, (ii) the Registration Statement has not been declared effective by the Commission within 120 days after the Closing Date or (iii) the Registration Statement is filed and declared effective but shall thereafter cease to be effective or usable (without being succeeded immediately by an additional Registration Statement filed and declared effective which is then available for effecting resales of Registrable Securities) for a period of time which shall exceed 90 days in the aggregate in any period of 365 consecutive days (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages to each holder of Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, on an equivalent basis per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Registrable Securities held by such holder. The rate of accrual of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes and, if applicable, by an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Registrable Securities for each subsequent 90-day period until the applicable Registration Statement is filed, the applicable Registration Statement is declared effective and becomes available for effecting sales of securities, or the Registration Statement again becomes effective and becomes available for effecting sales of securities, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Notes or if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of Common Stock constituting Restricted Securities. Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default (without in any way limiting the effect of any subsequent Registration Default). All accrued liquidated damages shall be paid to the holders of Notes or shares of Common Stock (as applicable) in the same manner as interest payments on the Notes on semiannual payment dates which correspond to interest payment dates for the Notes. The use of the Registration Statement for effecting resales of Registrable Securities may be suspended in certain circumstances described in the Registration Rights Agreement upon notice by the Company to the holders of the Registrable Securities, subject to the rights of the holders of Registrable Securities to receive liquidated damages if the aggregate number of days of such suspensions in any year exceeds the periods described above.

  The Company will provide to each registered holder copies of such prospectus, notify each registered holder when the Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Registrable Securities. A holder who sells the Registrable Securities pursuant to the Registration Statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions). Holders of the Registrable Securities will be required to deliver information to be used in connection with the Registration Statement in order to have their Registrable Securities included in the Registration Statement.

TAXATION OF NOTES

  See "Certain Federal Income Tax Considerations" for a discussion of certain federal tax aspects which will apply to holders of Notes.

SATISFACTION AND DISCHARGE

  The Company may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Notes are scheduled for redemption within one year, and, in either case, the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

  The Indenture, the Registration Rights Agreement and the Notes are governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

  State Street Bank and Trust Company of California, N.A., the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent, registrar and custodian with regard to the Notes. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

  The Indenture and the Trust Indenture Act of 1939, as amended (the "TIA"), will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 157,500,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At June 29, 1997, there were 20,233,058 shares of Common Stock outstanding held of record by approximately 173 holders.

COMMON STOCK

  Each share of Common Stock is entitled to participate pro rata in distributions upon liquidation. The holders of Common Stock may receive dividends as declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no pre-emptive, subscription, conversion, redemption or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

The holders of a majority of the outstanding shares of Common Stock have the voting power to approve mergers, sales of substantially all of the Company's assets and similar material corporate transactions. Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of shareholders, except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes for a candidate (that is, to cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of any shares of Preferred Stock that may be designated and issued by the Company in the future.

PREFERRED STOCK

  The Company's Board of directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 10,000,000 shares of Preferred Stock in such series and with such rights, privileges and preferences as the Board of Directors may determine. Issuance of Preferred Stock may adversely affect the rights, privileges and preferences afforded the holders of Common Stock, including a decrease in the amounts available for distribution to holders of the Common Stock in the event of a liquidation or payment of preferred dividends. Issuance of shares of Preferred Stock may also have the effect of preventing or delaying a change in control of the Company without further action by the shareholders and could make removal of present management of the Company more difficult. The Company currently has no plans to designate and/or issue any shares of Preferred Stock.

WARRANTS

  The Company has outstanding warrants to purchase up to 36,234 shares of its Common Stock with exercise prices ranging from $1.55 to $14.00 per share.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston EquiServe LLP.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, foreign persons or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell Notes or Common Stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

  INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

TAXATION OF INTEREST

  Interest paid on the Notes will be included in the income of a holder as ordinary income at the time it is treated as received or accrued, in accordance with the holder's regular method of tax accounting. Failure of the Company to file or cause to be declared effective a Shelf Registration Statement as described under "Description of Notes--Registration Rights" will cause additional interest to accrue on the Notes in the manner described therein. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the Notes are issued, is remote. The Company believes that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Similarly, the Company intends to take the position that a "Repurchase Event" is remote under the Treasury Regulations, and likewise does not intend to treat the possibility of a "Repurchase Event" as affecting the yield to maturity of any Note.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

  Upon the sale, exchange or redemption of a Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. On August 5, 1997, legislation was enacted which, among other things, will reduce to 20% the maximum rate of tax on long-term capital gains on property held by an individual for more than 18 months. Gain on capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. Gain on capital assets held by an individual for one year or less is generally taxed at ordinary income rates. Holders are urged to consult their own tax advisors with respect to the new legislation.

CONVERSION OF THE NOTES

  A holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. A holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

  Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for a fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS; ADJUSTMENT TO CONVERSION PRICE

  Dividends paid on the Common Stock generally will be includable in the income of a holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

  Holders of convertible debt instruments such as the Notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to stockholders of the Company) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of Notes might be deemed to have received constructive distributions taxable as dividends.

SALE OF COMMON STOCK

  Upon the sale or exchange of Common Stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and
(ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in Common Stock is more than one year at the time of the sale or exchange. On August 5, 1997, legislation was enacted which, among other things, will reduce to 20% the maximum rate of tax on long-term capital gains on property held by an individual for more than 18 months. Gain on capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. Gain on capital assets held by an individual for one year or less is generally taxed at ordinary income rates. Holders are urged to consult their own tax advisors with respect to the new legislation. A holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under " -- Conversion of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock, and a 31% backup withholding tax may apply to such payments if the holder either (i) fails to demonstrate that the holder comes within certain exempt categories of holders or (ii) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, is notified by the IRS that he has failed to report payments of interest and dividends properly, or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                            SELLING SECURITYHOLDERS

  The Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Common Stock issued upon conversion of the Notes.

  The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Holders may offer all or some portion of the Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

================================================================================
                                 Principal Amount of       Number of Shares of
                                        Notes                  Common Stock
                               Beneficially Owned and    Beneficially Owned and
Name                                Offered Hereby        Offered Hereby(1)(2)
================================================================================
United National Insurance             $    60,000                    1,500
-------------------------------------------------------------------------------
Lincoln National Life Insurance       $ 1,665,000                   41,625
-------------------------------------------------------------------------------
Lincoln National Convertible
 Securities Fund                      $ 1,225,000                   30,625
-------------------------------------------------------------------------------
Weirton Trust                         $   380,000                    9,500
-------------------------------------------------------------------------------
Walker Art Center                     $   140,000                    3,500
-------------------------------------------------------------------------------
Christian Science Trustees for
 Gifts and Endowments                 $    90,000                    2,250
-------------------------------------------------------------------------------
Declaration of Trust for the
 Defined Benefit Plans of ICI
 American Holdings Inc.               $   370,000                    9,250
-------------------------------------------------------------------------------
Declaration of Trust for the
 Defined Benefit Plans of
 ZENECA Holdings, Inc.                $   255,000                    6,375
-------------------------------------------------------------------------------
Delaware State Employees
 Retirement Fund                      $ 1,250,000                   31,250
-------------------------------------------------------------------------------
First Church of Christ,
 Scientist-Endowment                  $   105,000                    2,625
-------------------------------------------------------------------------------
General Motors Employees
 Domestic Group Trust                 $ 4,440,000                  111,000
-------------------------------------------------------------------------------
J.W. McConnell Family
 Foundation                           $   255,000                    6,375
-------------------------------------------------------------------------------
Summer Hill Global
 Partners L.P.                        $    35,000                      875
-------------------------------------------------------------------------------
Thermo Electron Balanced
 Investment Fund                      $   340,000                    8,500
-------------------------------------------------------------------------------
Hillside Capital Incorporated
 Corporate Account                    $   110,000                    2,750
-------------------------------------------------------------------------------
Argent Classic Convertible
 Arbitrage Fund L.P.                  $ 1,700,000                   42,500
-------------------------------------------------------------------------------
Swiss Bank Corporation                $ 4,250,000                  106,250
-------------------------------------------------------------------------------
Stark International                   $   787,000                   19,675
-------------------------------------------------------------------------------
Sheperd Investments
 International, Ltd.                  $ 1,463,000                   36,575
-------------------------------------------------------------------------------
OCM Convertible Limited
 Partnership                          $   150,000                    3,750
-------------------------------------------------------------------------------
Chrysler Corporation Master
 Retirement Trust                     $ 1,850,000                   46,250
-------------------------------------------------------------------------------
R(2) Investment, Inc.                 $ 1,000,000                   25,000
-------------------------------------------------------------------------------
Husic Capital Management as a
 Discretionary Asset Manager
 for the Ameritech Pension Plan       $   750,000                   18,750
-------------------------------------------------------------------------------
Colonial Penn Insurance Co.           $   562,000                   14,050
-------------------------------------------------------------------------------
Colonial Penn Life Ins. Co.           $   563,000                   14,075
-------------------------------------------------------------------------------
Glen Eagles Fund Ltd.                 $   725,000                   18,125
-------------------------------------------------------------------------------
(3)(4)
-------------------------------------------------------------------------------
     Total                            $24,520,000                  613,000
===============================================================================

(1) Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $40 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes --Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Information concerning other Selling Holders will be set forth in Prospectus Supplements from time to time, if required.

(4) Assumes that any other holders of Notes or any future transferee from any such holder does not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

  The Selling Holders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Because the Selling Holders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Holders upon the termination of this offering. See

"Plan of Distribution."

  Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

                             PLAN OF DISTRIBUTION

  The Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Notes and Common Stock for whom they may act as agents.
The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Notes and Common Stock offered hereby may be sold form time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. the sale of the Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions)
(i) on any national or international securities exchange or quotation service on which the Notes or the Common Stock may be listed or quoted at the time of sale,
(ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Notes and the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Notes and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

  The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Notes and Common Stock by the Selling Holders. The foregoing may affect the marketability of the Notes and the Common Stock.

  Pursuant to the Registration Agreement, all expenses of the registration of the Notes and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

  The validity of the Notes and the Common Stock has been passed upon for the Company by Graham & James LLP, Sacramento, California.


                         INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of the Company for the years ended December 29, 1996, December 30, 1995 and December 31, 1994 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Holder. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.


================================================================================

================================================================================



                                 $115,000,000


                  4% Convertible Subordinated Notes Due 2004



                                   LEVEL ONE
                                COMMUNICATIONS,
                                 INCORPORATED



                                ______________

                                  PROSPECTUS
                                ______________



===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution
             -------------------------------------------

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fee).

     SEC registration fee
     Printing and engraving expenses
     Printing fees and expenses
     Legal fees and expenses
     Blue Sky fees and expenses
     Miscellaneous
     -----------------------------------
     TOTAL

     None of these expenses will be paid by the Selling Holders pursuant to the terms of the agreements under which the shares of Common Stock to be sold hereby were issued.

Item 15.     Indemnification of Directors and Officers
             -----------------------------------------

     The Company has provisions in its Amended and Restated Articles of Incorporation which eliminate the liability of the company's directors to the Company and its shareholders for monetary damages to the fullest extent permissible under California law and provisions which authorize the damages to the fullest extent permissible under California law and provisions which authorize the Company to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws, as amended, provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. In addition, the Company has entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by law.

Item 16.  Exhibits
          --------

     The following exhibits are filed herewith:


Exhibit
Number      Description
------      -----------


4.1 Indenture dated as of August 15, 1997 among the Company and State Street Bank and Trust Company of California (National Association), as Trustee.

4.2  Form of 4% Convertible Subordinated Note due 2004.

4.3 Registration Rights Agreement dated as of August 15, 1997 among the Company and Robertson, Stephens & Company LLC, Alex. Brown & Sons Incorporated, and Montgomery Securities.

5.1  Opinion of Graham & James LLP

12.1 Computation of Ratio of Earnings to Fixed Charges

23.1 Consent of Arthur Andersen LLP

23.2 Consent of Graham & James LLP (included in Exhibit 5.1)

24.1 Power of Attorney (See page II-4).

25.1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1.

Item 17. Undertakings
         ------------

    The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, and State of California, on this 15th day of October, 1997.


                    LEVEL ONE COMMUNICATIONS, INCORPORATED


                    By: /s/ Robert S. Pepper
                    -------------------------------------
                      Robert S. Pepper, President and
                      Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert S. Pepper and John Kehoe, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                  Title                      Date
------------------------     --------------                 ----


/s/Robert S. Pepper          President, Chief            October 15, 1997
------------------------
(Robert S. Pepper)           Executive Officer and
                             Director
                             (Principal Executive Officer)

/s/John Kehoe                Vice President              October 15, 1997
------------------------
(John Kehoe)                 Chief Financial
                             Officer and Secretary
                             (Principal Financial Officer)

/s/Thomas J. Connors         Director                    October 15, 1997
------------------------
(Thomas J. Connors)



/s/Martin Jurick             Director                    October 15, 1997
------------------------
(Martin Jurick)

/s/Paul Gray                 Director                    October 15, 1997
------------------------
(Paul Gray)



/s/Henry Kressel             Director                    October 15, 1997
------------------------
(Henry Kressel)



/s/Joseph P. Landy           Director                    October 15, 1997
------------------------
(Joseph P. Landy)

                               INDEX TO EXHIBITS


Exhibit
Number         Description of Exhibit
------         ----------------------


   The following exhibits are filed herewith:

Exhibit
Number      Description
------      -----------

4.1        Indenture dated as of August 15, 1997 among the Company and State
           Street Bank and Trust Company of California (National Association), as Trustee.

4.2        Form of 4% Convertible Subordinated Note due 2004.

4.3        Registration Rights Agreement dated as of August 15, 1997 among the
           Company and Robertson, Stephens & Company LLC, Alex. Brown & Sons
           Incorporated, and Montgomery Securities.

5.1        Opinion of Graham & James LLP

12.1       Computation of Ratio of Earnings to Fixed Charges

23.1       Consent of Arthur Andersen LLP

23.2       Consent of Graham & James LLP (included in Exhibit 5.1)

24.1       Power of Attorney (See page II-4).

25.1       Statement of Eligibility and Qualification Under the Trust Indenture
           Act of 1939 of a Corporation designated to act as Trustee on Form
           T-1.
